As filed with the Securities and Exchange Commission on August 8, 2006	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

COUNTRYWIDE FINANCIAL CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-2641992 (I.R.S. Employer Identification No.)

4500 Park Granada
Calabasas, California 91302
(Address of principal executive offices)

COUNTRYWIDE FINANCIAL CORPORATION 2006 EQUITY INCENTIVE PLAN
(Full title of the plan)

Sandor E. Samuels, Chief Legal Officer
Countrywide Financial Corporation
4500 Park Granada
Calabasas, CA 91302
(Name and address of agent for service)
(818) 225-3000
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of Registration
to be Registered	Registered(1)	per Share	Offering Price (2)	Fee
Common Stock, $0.05 par value	22,000,000	$35.85	$788,700,000	$84,391

(1)	Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the 2006 Equity Incentive Plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(h) of the Securities Act of 1933, the proposed maximum offering price per share is based on the average high and low prices of the Common Stock as reported by the New York Stock Exchange on August 1, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Countrywide Financial Corporation 2006 Equity Incentive Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
     Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
     The following documents previously or concurrently filed by Countrywide Financial Corporation (the “Company”) with the Commission are hereby incorporated by reference into this Registration Statement:
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 1, 2006;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006, filed with the Commission on May 10, 2006 and for the quarter ended June 30, 2006, filed with the Commission on August 7, 2006;

(c)	The Company’s Current Reports on Form 8-K, dated January 11, 2006, January 31, 2006, February 9, 2006, February 13, 2006, February 20, 2006, March 9, 2006, March 16, 2006, April 3, 2006, April 11, 2006, April 26, 2006, April 27, 2006, May 10, 2006, May 16, 2006, June 12, 2006, June 14, 2006, July 13, 2006 and July 25, 2006 (other than the portions of those documents furnished but deemed not to have been filed); and

(d)	The description of the Common Stock contained in the Company’s Registration Statement on Form S-3ASR, filed with the Commission on February 9, 2006.
     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the “Prospectus”) to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     The Company’s Senior Managing Director and Chief Legal Officer, Sandor E. Samuels, Esq., is issuing the legal opinion regarding the legality of the Common Stock to be issued under the plan identified above. Mr. Samuels owns, or has the right to acquire, a number of shares of the Company’s Common Stock, which represents less than 1% of the total outstanding shares of the Company’s Common Stock.
Item 6. Indemnification of Directors and Officers.
     Article SIXTH of the Company’s Restated Certificate of Incorporation provides that the Company may indemnify its directors and officers to the full extent permitted by the laws of the State of Delaware.
     Section 145 of the Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents

II-1

against expenses incurred in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are directors, officers, employees or agents of the corporation. The Delaware General Corporation Law also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.
     Article VIII of the Company’s Bylaws provides that the Company shall indemnify its directors and officers against any threatened, pending or completed action, suit or proceeding or investigation brought against such directors and officers by reason of the fact that such persons were directors or officers, provided that such persons acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interest of the Company; except that in the case of actions brought by or in the right of the Company to procure a judgment in its favor, no indemnification is permitted in respect of any claim, issue or matter as to which any such director or officer shall have been adjudged to be liable to the Company, unless the court in which the action was brought determines that such person is entitled to indemnification. The Company’s Bylaws further provide that the indemnification provisions permitted thereunder are not exclusive of any other rights to which the directors and officers are otherwise entitled pursuant to the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
     In addition, the Company has entered into indemnity agreements with each of its directors and executive officers, the Company has agreed to indemnify such individuals for any claims made against such individuals based on any act, omission or breach of duty committed while acting as a director or officer up to an aggregate limit of $5,000,000, except under certain circumstances such as cases involving dishonesty or improper personal benefit. The Company also maintains an insurance policy under which its directors and officers are insured against certain liabilities which might arise out of their relationship with the Company as directors and officers.
     Article SEVENTH of the Company’s Restated Certificate of Incorporation provides that a director of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of his fiduciary duty of care as a director to the full extent permitted by the Delaware General Corporation Law, as it may be amended from time to time.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on August 8, 2006.

COUNTRYWIDE FINANCIAL CORPORATION

By:	/s/ Angelo R. Mozilo Angelo R. Mozilo
Chairman of the Board of Directors
and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Angelo R. Mozilo, Stanford L. Kurland, Eric P. Sieracki and Sandor E. Samuels, or each of them individually, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Angelo R. Mozilo Angelo R. Mozilo	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer); Director	August 8, 2006

/s/ Stanford L. Kurland Stanford L. Kurland	President, Chief Operating Officer and Director	August 8, 2006

/s/ Eric P. Sieracki Eric P. Sieracki	Executive Managing Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 8, 2006

/s/ Kathleen Brown Kathleen Brown	Director	August 8, 2006

/s/ Henry G. Cisneros Henry G. Cisneros	Director	August 8, 2006

/s/ Jeffrey M. Cunningham Jeffrey M. Cunningham	Director	August 8, 2006

/s/ Robert J. Donato Robert J. Donato	Director	August 8, 2006

/s/ Michael E. Dougherty Michael E. Dougherty	Director	August 8, 2006

/s/ Martin R. Melone Martin R. Melone	Director	August 8, 2006

/s/ Robert T. Parry Robert T. Parry	Director	August 8, 2006

/s/ Oscar P. Robertson Oscar P. Robertson	Director	August 8, 2006

Signature	Title	Date

/s/ Keith P. Russell	Director	August 8, 2006
Keith P. Russell

/s/ Harley W. Snyder Harley W. Snyder	Director	August 8, 2006

COUNTRYWIDE FINANCIAL CORPORATION
EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit No.	Description
4.1*	Countrywide Financial Corporation 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated June 14, 2006)

5.1	Opinion of Sandor E. Samuels, Esq.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Sandor E. Samuels, Esq. (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).

*	Incorporated by reference.